Exhibit 99
GORMAN-RUPP REPORTS DOUBLE-DIGIT SALES, EARNINGS AND BACKLOG
GROWTH AND ANNOUNCES STOCK SPLIT AND CASH DIVIDEND INCREASE
Mansfield, Ohio — April 28, 2011 — The Gorman-Rupp Company (NYSE Amex: GRC) reports net sales and earnings for the first quarter ended March 31, 2011.
Net sales during the first quarter ended March 31, 2011 increased 27.8% to $84,074,000 compared to $65,786,000 during the same period in 2010. Net income increased 58.3% to $7,119,000 compared to $4,497,000 in the first quarter 2010. Earnings per share were $0.42 and $0.27 for the respective periods.
Higher sales during the quarter, which includes sales of National Pump Company acquired October 1, 2010, were positively impacted by the improved global economy compared to a year ago. Primary increases were in sales to the industrial, agricultural, construction and rental markets. In addition, sales of custom pumps increased during the quarter as a result of pumps supplied for flood control projects.
Strong incoming orders in the aforementioned markets during the quarter resulted in a record backlog of $141.1 million at March 31, 2011, a 35.0% increase from a year ago and 31.4% higher than the backlog of $107.4 million at December 31, 2010.
The increase in earnings for the quarter principally reflects improved operating leverage on the higher volume of sales. First quarter earnings also benefited from the inclusion of National Pump Company, partially offset by additional LIFO expense of $0.03 per share primarily due to increases in price indexes.
The Company continues to maintain a strong balance sheet with $32.9 million in cash and short-term investments at March 31, 2011 and has excellent liquidity. During the quarter, $3.0 million of borrowings used to finance the acquisition of National Pump Company were re-paid with the remaining $22.0 million planned to be paid by the end of the year.
Jeffrey S. Gorman, President and CEO said, “We are very encouraged by the amount and diversity of new orders received during the quarter and by the much improved financial results compared to a year ago. Strong domestic sales growth combined with continued expansion in international markets and improved operating leverage have contributed to the Company’s performance. The record backlog at the end of the quarter favorably positions the Company for the coming months.”
At its April 28, 2011 meeting, the Board of Directors of the Company declared a five-for-four split of the Company’s Common Shares in the form of a distribution of one additional Common Share for each four Common Shares previously issued. The distribution will be made on June 10, 2011 to shareholders of record at the close of business on May 13, 2011.
Cash payments will be made to shareholders in settlement of fractional-share interests resulting from the distribution on the basis of the average of the high and low sales price of the Company’s Common Shares on the NYSE Amex Exchange on the record date (or, if there are no sales on the record date, then on the first preceding day on which there were sales), adjusted to reflect the distribution.

Computershare Investor Services, LLC, the Transfer Agent and Registrar for the Common Shares of the Company, will accept instructions from brokers and nominees regarding their requirements for the distribution until June 3, 2011.
After giving effect to the issuance of the additional Common Shares in the distribution, the most recent quarterly cash dividend rate of $0.105 per Common Share on a post-split basis would be equivalent to $0.084 per share.
In an additional action, the Board of Directors of the Company declared a quarterly cash dividend of $0.09 per share on the common stock of the Company, payable June 10, 2011, to shareholders of record May 13, 2011. The cash dividend is payable on post-split shares and represents a 7.1% increase over the equivalent post-split dividend paid during the previous quarter. This marks the 245th consecutive dividend paid by The Gorman-Rupp Company.
“As demonstrated previously, the 25% increase in our Common Shares resulting from the split should enhance trading liquidity in our stock,” said Jeffrey S. Gorman, President and CEO. “The increase in the quarterly dividend at this same time reflects the strength of our cash flow and balance sheet, our recognition of an improving global economy, and our desire to share our increasing value with our shareholders.”
David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1477
NYSE Amex: GRC
For additional information contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.
The Gorman-Rupp Company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid handling applications.

The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(in thousands of dollars, except per share data)

	Three Months Ended March 31,
	2011	2010

Net sales	$84,074	$65,786
Cost of products sold	62,688	50,337

Gross profit	21,386	15,449

Selling, general and administrative expenses	10,727	8,759

Operating income	10,659	6,690

Other income (expense) — net	(31)	9

Income before income taxes	10,628	6,699
Income taxes	3,509	2,202

Net income	$7,119	$4,497

Basic and diluted earnings per share	$0.42	$0.27
The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands of dollars)

	Unaudited
	March 31,	December 31,
	2011	2010
Assets
Cash and short-term investments	$32,929	$34,246
Accounts receivable — net	54,811	51,996
Inventories	56,958	51,449
Deferred income taxes and other current assets	3,869	5,503

Total current assets	148,567	143,194

Property, plant and equipment — net	113,280	113,526

Deferred income taxes and other assets	5,565	3,545

Goodwill and other intangible assets	26,189	26,442

Total assets	$293,601	$286,707

Liabilities and shareholders’ equity

Accounts payable	$14,115	$12,042
Short-term debt	22,000	25,000
Accrued liabilities and expenses	24,126	22,636

Total current liabilities	60,241	59,678

Deferred and other income taxes	4,954	4,954

Postretirement benefits	22,430	22,241

Shareholders’ equity	205,976	199,834

Total liabilities and shareholders’ equity	$293,601	$286,707

Shares outstanding	16,788,535	16,788,535